CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

MASTER DISTRIBUTOR AGREEMENT
THIS MASTER DISTRIBUTOR AGREEMENT (the “Agreement”) is made the 11th day of March, 2013, but effective as of April 1, 2013 (the “Effective “Date”) by and between Pacira Pharmaceuticals, Inc., a California corporation (hereinafter called “Pacira”), and Crosslink BioScience, LLC, a Georgia limited liability company (hereinafter called “Master Distributor”).
WITNESSETH:
WHEREAS, the Parties hereto desire to enter into this Agreement upon the terms hereinafter set forth so as to promote the sale of EXPAREL® (bupivacaine liposome injectable suspension (the “Product”) for all orthopedic and spine surgeries throughout the Territory (as hereinafter defined).
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.	APPOINTMENT OF MASTER DISTRIBUTOR

1.01
For the Term (as hereinafter defined) of this Agreement, Pacira appoints Master Distributor as its exclusive distributor (except as outlined in Exhibit A) for the sale of the Product (including without limitation any enhancements and improvements thereto) for all orthopedic and spine surgeries in the geographical area described in Exhibit A attached hereto (the “Territory”) and Master Distributor accepts this appointment, all subject to the terms and conditions of this Agreement. The Parties acknowledge and agree that the foregoing surgery cases shall include, without limitation, all surgical procedures involving total hip, total knee, total shoulder, total ankle, trauma, upper and lower extremities, sports medicine, foot, ankle and spine.

2.	MASTER DISTRIBUTOR’S RESPONSIBILITIES

2.01
Master Distributor agrees to act, through itself and its Sub-Distributors (as defined in Section 2.02 below), as the exclusive distributor (except as provided in Exhibit A) of the Product within the Territory; to diligently pursue a sales program to promote the Product; and to develop and increase the demand for the Product. Master Distributor also agrees to (i) meet with Pacira following the expiration of the Pilot Period as provided on Exhibit A hereto (ii) prepare an annual business and promotion plan for discussion, review, coordination and approval by Pacira  [**] prior to start of each annual period commencing on October 1, 2014 (iii) provide periodic information updates on market conditions and trends relating to the Product and forecasts on potential business opportunities, (iv) participate with Pacira in trade shows in the Territory, and (v) provide for transmission of sales bulletins, advertising literature and other information (as provided by Pacira) to actual or potential customers of Pacira. Such responsibilities shall be accomplished through prompt and efficient customer and potential customer services, the provision of adequate and timely sales effort, and the maintenance of a close working relationship with Pacira’s management.

2.02
Master Distributor shall be permitted to engage the services of independent contractors (“Sub-Distributors”) to promote the sale of the Product with respect to portions of the Territory, but only after each such Sub-Distributor has been presented to Pacira for review and approval, which approval shall not be unreasonably withheld. In facilitating Pacira’s review of any potential Sub-Distributor, Master Distributor shall provide Pacira with the proposed form of contract between Master Distributor and Sub-Distributor containing, among other things, all material economic terms between Master Distributor and the potential Sub-Distributor. Unless Master Distributor and Pacira agree otherwise in writing, Master Distributor shall remain exclusively responsible for the servicing of all Sub-Distributor accounts and for all of the actions of each such Sub-Distributor; provided, however, notwithstanding any provision in this Agreement to the contrary, Master Distributor may cure any potential breach of this Agreement resulting directly from the actions of a Sub-Distributor by either terminating its agreement with such Sub-Distributor within [**] of receiving notice of such breach from Pacira or taking such other action with such Sub-Distributor as is acceptable to Pacira to avoid breach or termination of this Agreement. Master Distributor shall remain exclusively responsible for compensating any such Sub-Distributor.

2.03
Master Distributor shall be responsible for all aspects of the management of any sales representatives retained by Master Distributor, including, without limitation, all matters relating to the recruiting, hiring, supervising, training (except as otherwise provided herein), equipping/outfitting (including vehicle leasing, laptops, sample bags and similar equipment), reimbursement for expenses and compensating (including compensation, incentives, benefits, supplies, discretionary spending funds, equipment, travel, food and lodging) such sales representatives. All employees and agents of Master Distributor are its sole employees and agents and nothing contained herein shall be construed to make them the employees or agents of Pacira. Notwithstanding the designation of “Master Distributor”, it is understood that Master Distributor is an independent contractor and not an employee or agent of Pacira and that nothing herein contained shall be deemed to constitute the parties as partners or joint venturers and that there are no rights conferred upon Master Distributor by this Agreement to contract for, or on behalf of, or otherwise obligate Pacira, in any manner.

2.04
Master Distributor will and shall require any Sub-Distributor to maintain complete and accurate records of all activities carried out by Master Distributor or Sub-Distributor, as the case may be, and each of their respective employees and representatives relating to the performance of Master Distributor’s hereunder for the duration of Term and for three (3) years thereafter. Pacira shall have the right to audit such records upon reasonable notice to Master Distributor. Master Distributor shall, and shall cause its employees, agents and representatives to, comply, in all material respects, with all applicable laws, rules and regulations in connection with the promotion of the Product in the Territory. Without limiting the generality of the foregoing, Master Distributor shall in the course of its promotion of the Product and performance of its obligations hereunder, (a) limit claims of efficacy and safety for the Product to those which are consistent with Pacira’s then approved promotional materials for the Product or as otherwise approved by Pacira, in each case, consistent with any legal requirements, including FDA approved Product labeling, and (b) not delete or modify claims of efficacy and safety in the promotion of the Product so that they are different in any way from those which are contained in Pacira’s then approved promotional materials for the Product and the FDA approved Product labeling, or make any changes in promotional materials and literature provided by Pacira. In addition, without limiting the generality of the foregoing, Master Distributor shall, and shall cause its employees, agents and representatives and any Sub-Distributors to, in promoting the Product hereunder, comply in all material respects with (i) the PhRMA Code on Interactions with Healthcare Professionals (ii) the American Medical Association Gifts to Physicians From Industry Guidelines and (iii) Section 1128B(b) of the Social Security Act.

2.05
Neither Master Distributor nor any Sub Distributor or any of their employees, agents or representatives will make any false or misleading representations to customers or others regarding Pacira or the Product and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with the applicable current FDA approved labeling, package insert or other documentation accompanying or describing the Product, including Pacira’s (or any applicable Third Party’s) standard limited warranty and disclaimers, and that has been provided to Master Distributor by Pacira. Master Distributor shall not enlarge, modify or amend Pacira’s guarantees, warranties, prices or other conditions of sales, shall have no authority to do so, and shall not hold itself out as having authority to do so. All correspondence and negotiations pertaining to any sale or prospective sale of the Product shall be conducted by Master Distributor to clearly indicate that the Product is that of Pacira.

2.06
Information concerning any complaints, medical inquiries and/or drug information requests from consumers, physicians or other Third Parties received by Master Distributor regarding the Product in the Territory shall be forwarded to Pacira within forty eight (48) hours of Master Distributor’s receipt of the request and in accordance with Pacira’s policies and procedures as in effect and provided to Master Distributor from time to time and applicable laws, rules and regulations. As between Pacira and Master Distributor, Pacira shall respond to all medical inquiries received from Master Distributor in the manner Pacira deems appropriate. Pacira shall have sole responsibility for responding to any medical issues relating to the Product. The necessary contact information and procedures will be provided by Pacira.

2.07
Master Distributor shall promptly notify Pacira upon being contacted by the FDA or any other Governmental Authority in the Territory for any regulatory purpose pertaining to this Agreement or to the Product. Master Distributor shall not respond to the FDA or such other Governmental Authority before consulting with Pacira, unless under the circumstances pursuant to which FDA or such other Governmental Authority contacts Master Distributor, it is not practical or lawful for Company to give Pacira advance notice, in which event Master Distributor shall inform Pacira of such contact as soon as practical and lawful.

2.08
Master Distributor shall advise Pacira within forty eight (48) hours of any complaint, adverse reaction, injury or death in the Territory including name, contact information, product and lot number (if available) resulting from the use of any Product of which it becomes aware. Master Distributor shall within five (5) days thereafter provide Pacira with a report stating the full facts known to it and cooperate fully with Pacira in its investigation of the facts.

2.09
Master Distributor (through itself and its Sub-Distributors) shall carry on such activities within the Territory and maintain such offices and other facilities as are reasonably necessary and appropriate for the promotion and sale of the Product in the Territory, including making its representatives, employees, management and other personnel performing services hereunder available during normal business hours.

2.10
Unless this Agreement is terminated (as provided in Section 8.01 below) following the conclusion of the Pilot Period (as defined in Section 8.01 below), Master Distributor shall attain the Minimum Annual Performance Goals. The performance goals for the [**] of the Subsequent Period (as defined in Section 8.01 below) are defined and set forth in Exhibit B attached hereto (the “Minimum Annual Performance Goals”).

2.11
Master Distributor shall be responsible for obtaining inquiries and/or requests for orders from customers and potential customers of Pacira and turning them into Pacira. Inquiries and/or requests for orders will be processed by Pacira and filled using Pacira’s established distribution system.

2.12
Master Distributor shall indemnify, defend and hold harmless Pacira, its directors, officers, employees, and agents and its successors and assigns (the “Pacira Indemnitee(s)”) from and against all third party claims, losses, costs, and liabilities (including, without limitation, payment of reasonable attorneys' fees and other reasonable expenses of litigation), and shall pay any damages (including settlement amounts) finally awarded, with respect to claims, suits or proceedings brought by third parties against a Pacira Indemnitee, arising out of or relating to (a) a breach by Master Distributor (or any Distributor Indemnitee as defined in Section 3.03), (b) the negligence or willful misconduct of Master Distributor except, in each case to the extent caused by the negligence or willful misconduct of a Pacira Indemnitee or (c) damage to property, or injury to, or death of persons, occasioned by, or in connection with, the acts or omissions, of Master Distributor, or its agents, employees, or Sub-Distributors.

2.13
Master Distributor shall maintain Commercial General Liability insurance (excluding Products and Completed Operations insurance) in an amount not less than [**] per occurrence and [**] annual aggregate coverage, Automobile Liability of not less than [**] Combined Single Limit, Worker’s Compensation insurance as required by applicable statute including Employer’s Liability with limits no less than [**] by bodily injury by accident/each accident; [**] by bodily injury by disease/policy limit; [**] by bodily injury by disease/policy/each employee.

2.14	Master Distributor will comply in all material respects with all policies and procedures of Pacira as provided by Pacira to Master Distributor in writing from time to time.

2.15
Master Distributor will be responsible for providing all required information for Pacira to completely and accurately prepare all schedules and documentation required under the Physician Payment Sunshine Act (“PPSA”). Any failure to comply with the requirements of the PPSA by Master Distributor, in which Pacira is fined for failure to properly report, will be the responsibility of Master Distributor and Pacira will require full reimbursement for any and all fines and costs.

2.16
Master Distributor’s sales personnel shall be familiar in all material respects with the Product, and Master Distributor shall conduct any training of its personnel which may be reasonably necessary to accomplish the foregoing. To that end, Master Distributor shall, and shall cause its employees, sales representatives and each of the Sub-Distributors and their employees and sales representatives to, participate in, and conduct their operations in accordance with, all of Pacira’s sales representative training and certification programs, as reasonably required by Pacira from time to time.

2.17
Master Distributor shall bear all the costs and expenses incurred in performing any and all of its responsibilities in this Section 2 including the cost of any requested printed promotional materials or reprints of publications with such expenses being [**]. Notwithstanding the foregoing, the cost for set up and additional licenses on Pacira’s Learning Management System shall be [**] and billed to Master Distributor by Pacira as incurred and payable within [**] of Pacira invoice.

3.	PACIRA’S RESPONSIBILITIES

3.01
Pacira shall provide training to all of Master Distributor’s (and each Sub-Distributor’s) sales personnel involved in the promotion and sale of the Product during the Term of this Agreement. In addition, Pacira will furnish to Master Distributor (and each Sub-Distributor) reasonable sales training and subject to Section 2.17 above, other information which Master Distributor (or any Sub-Distributor) may reasonably need for promotion and sale of the Product.

3.02
Nothing contained herein shall be deemed to prevent Pacira from employing or utilizing, at its own expense, its own personnel for the purpose of advertising and promoting the sale of Product in the Territory; provided, however, Master Distributor shall receive [**] as set forth on Exhibit C on any sale of Product in the Territory during the Term related to the surgical cases described in Section 1.01.

3.03
Pacira shall indemnify, defend and hold harmless Master Distributor, the directors, officers, employees, agents and any Sub-Distributors of Master Distributor and its successors and assigns (the “Distributor Indemnitee(s)”) from and against all third party claims, losses, costs, and liabilities (including, without limitation, payment of reasonable attorneys' fees and other reasonable expenses of litigation), and shall pay any damages (including settlement amounts) finally awarded, with respect to claims, suits or proceedings brought by third parties against a Distributor Indemnitee, arising out of or relating to (a) a material breach by Pacira or its employees, agents or representatives of its obligations under this Agreement, (b) the negligence or willful misconduct of Pacira, except, in each case, to the extent caused by the negligence of willful misconduct of a Distributor Indemnitee, (c) personal injury or death resulting from the use of the Product, (d) defects alleged by third parties in the design, manufacture or composition of the Product, (e) breaches of warranty alleged by third parties with respect to the Product, (f) infringement alleged by third parties of patents, copyrights, trademarks, or other intellectual property rights through the use of the Product (except to the extent arising from Master Distributor's use of materials not approved by Pacira) or (g) recalls of the Product.

3.04
During the Term of this Agreement, Pacira shall carry and continue in force a policy of product liability insurance for the Product promoted hereunder by Master Distributor (including, without limitation, its Sub-Distributors) with limits of not less than [**] per occurrence and [**] aggregate. Such policy shall name Master Distributor (including, without limitation, its Sub-Distributors) as an additional insured, and Pacira shall provide Master Distributor with proof of insurance, in the form of a certificate of insurance, within [**] of the Effective Date of this Agreement. Pacira shall provide Master Distributor with notice of any cancellation of such policy of insurance

4.	COMPENSATION

4.01	Pacira shall pay to Master Distributor as its entire compensation [**] as set forth and described in Exhibit C attached hereto.

5.	SELLING TERMS

5.01
Subject to the provisions of this Agreement, the Product promoted by Master Distributor shall be sold or offered for sale only at prices and upon the terms fixed by Pacira. All orders and contracts for the purchase of the Product shall be processed by Pacira through its established distribution systems. For the avoidance of doubt, Pacira shall book all sales of the Product in the Territory and shall be responsible for the pricing of the Product (including, the timing of pricing changes) and any discounting shall be at Pacira’s sole discretion. Nothing in this Section 5.01 shall be construed to limit Pacira’s ability to set prices for the Product or engage in such pricing strategies as it considers appropriate under the circumstances. Pacira shall timely advise Master Distributor of any Product price changes.

5.02
All orders and contracts for the purchase of the Product are subject to acceptance or rejection by Pacira and not binding until such acceptance by Pacira. Pacira reserves the right to refuse any business originated by Master Distributor in the Territory for any reason which in the judgment of Pacira is sufficient grounds for refusal, and Master Distributor shall not be entitled to any commission thereon.

5.03
Master Distributor shall not acquire Product from Pacira. Title to the Product sold by Master Distributor hereunder shall pass directly from Pacira to the customer and shall not pass to Master Distributor.

6.	CONFIDENTIALITY AND NONCOMPETITION COVENANT

6.01
Pacira may, and the parties expect that it will, provide Proprietary Information to Master Distributor. Master Distributor agrees, and will require each of its Sub-Distributors to agree, that it, or such Sub-Distributor, as the case may be, will hold confidential and will not disclose, make known, divulge or communicate Proprietary Information to third parties and will not use Proprietary Information, except in furtherance of and pursuant to this Agreement. The term “Proprietary Information”, as that term is used herein, shall mean all drawings, designs, specifications, technical and manufacturing data, quality and performance standards, customer lists, and pricing strategies of Pacira, whether conveyed verbally or in writing. Proprietary Information does not include, and the restrictions related thereto shall not apply to, information in the public domain prior to the date of disclosure. Upon termination of this Agreement, Master Distributor shall surrender to Pacira all Proprietary Information of Pacira in the possession of Master Distributor and its Sub-Distributors.

6.02
Master Distributor covenants and agrees, and will require each of its Sub-Distributors to covenant and agree, that, during the term of this Agreement it, or such Sub-Distributor, as the case may be, will not, without the express written consent of Pacira: (a) promote, sell or distribute any products of any other person, corporation or other entity which are in competition with the Product it is representing hereunder, (b) act as a distributor or agent for any other person, corporation, or other entity with respect to products which are in competition with the Product it is representing hereunder or (c) intentionally promote the Product to any Carved Out Accounts as defined on Exhibit A. The foregoing limitation shall apply to products delivered to, or performed in, the Territory. Notwithstanding the prohibition contained in Section 6.02(c) above, nothing herein shall prevent Master Distributor from promoting products which would not otherwise violate the prohibitions contained in Sections 6.02 (a) or 6.02(b) to Carved Out Accounts.

6.03
Master Distributor agrees that damages may be difficult to calculate and specifically agrees that the provisions of this section may be enforced by injunctive relief; provided, however, nothing herein shall be construed as prohibiting Pacira from pursuing any other remedies available to it for breach, including the recovery of damages.

7.	TRADEMARKS

7.01
Pacira hereby grants to Master Distributor and each of its Sub-Distributors, a non-exclusive right and nontransferable right and license, without the right to grant sublicenses to any party, to use the trademarks and trade names of Pacira (the “Trademarks”) during the Term of this Agreement in connection with the promotion and advertising of the Product and the solicitation of orders for the Product in the Territory, provided that (a) Master Distributor submits to Pacira for its prior written approval examples of any and all materials, promotional literature, advertising and technical narrative in which any Trademark is used, and (b) the Trademarks shall be used by Master Distributor in accordance with Pacira’s standards, specifications and instructions. Master Distributor shall acquire no right, title or interest in the Trademarks other than the foregoing limited license, and Master Distributor shall not use any Trademarks, or words, phrases or symbols confusingly similar to any Trademarks, as part of Master Distributor’s corporate or trade name or permit any third party to do so without the prior written consent of Pacira. Master Distributor agrees that all of its uses of the Trademarks shall inure to the benefit of Pacira.

7.02
Master Distributor shall promptly notify Pacira of any use by any third party of the Trademarks or any use by such third parties of similar marks which may constitute an infringement or passing off of the Trademarks. Pacira reserves the right, in its sole discretion, to institute any proceedings against such third party infringers and Master Distributor shall refrain from doing so. Master Distributor agrees to cooperate fully with Pacira in any action taken by Pacira against such third parties, provided that all expenses of such action shall be borne by Pacira and all damages which may be awarded or agreed upon in settlement of such action shall accrue to Pacira.

7.03
Upon the termination or expiration of this Agreement, Master Distributor shall cease and desist, and cause each of its Sub-Distributors to cease and desist, from the use of the Trademarks in any manner, including but not limited to any use in connection with Master Distributor’s corporate or trade name. In addition, Master Distributor hereby empowers Pacira and agrees to assist Pacira, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting Master Distributor to use the Trademarks.

8.	TERM AND TERMINATION

8.01
The term of this Agreement (the “Term”) shall be for an initial period of six (6) months (the “Pilot Period”), commencing April 1, 2013 and ending September 30, 2013. Upon expiration of the Pilot Period, this Agreement shall automatically continue for an additional term of five (5) years, commencing October 1, 2013 and ending September 30, 2018 (such additional five (5) year period hereinafter referred to as the “Subsequent Period”), unless either party elects to terminate this Agreement by delivering notice to the other party within fifteen (15) days prior to expiration of the Pilot Period.

8.02	This Agreement may be terminated at any time during the Term as follows (the effective date of any such termination referred to herein as the “Termination Date”):

(a)	by the non-breaching Party, in the event of a material breach by either Party, which breach (if capable of being cured) remains uncured within [**] of written notice of such breach;

(b)	by either Party effective immediately upon written notice if any representation or warranty made herein by the other Party proves to be materially false and/or misleading when made;

(c)	by either Party effective immediately if toxicity or safety findings or side effects of the Product actually causes the discontinuation of the commercialization of the Product;

(d)
by either Party effective immediately upon written notice if the Product is withdrawn from the market for any reason (other than due to any act or omission of the terminating Party or any of its subsidiaries, or any of their respective employees, agents or representatives);

(e)
by either Party effective immediately upon written notice in the event (i) a court of competent jurisdiction enters a decree or order of relief appointing a receiver, liquidator, assignee, trustee or similar official of the other Party or any substantial part of its assets and such decree or order is consented to by the other Party or continues unstayed and in effect for a period of [**], (ii) the other Party files a voluntary petition or acquiesces in or fails to contest an involuntary petition under any bankruptcy, insolvency or similar law, (iii) an insolvency petition is filed against the other Party under any bankruptcy, insolvency or similar law which is not dismissed within [**], or (iv) the other Party makes a general assignment for the benefit of its creditors; and

(f)	upon the mutual written agreement of the Parties.

8.03	In addition to those termination rights set forth in Section 8.02, Pacira may terminate this Agreement upon the occurrence of any of the following:

(a)	actual or threatened material regulatory or other action by the FDA or any other Governmental Authority relating to the Product;

(b)
Pacira is enjoined, prohibited or restricted from granting Master Distributor the rights granted to it by Pacira hereunder, in any such case, pursuant to a final, non-appealable award, judgment, decree or other order of any court or other Governmental Authority; provided that such injunction, prohibition or restriction does not result from any action or inaction of or caused by Pacira or any of its subsidiaries, or any of their respective employees, agents or representatives;

(c)
Master Distributor is enjoined, prohibited or restricted from Promoting the Product in the Territory in accordance with the terms hereof; provided that such injunction, prohibition or restriction does not result from any action or inaction of or caused by Pacira or any of its subsidiaries, or any of their respective employees, agents or representatives;

(d)
In the event that Master Distributor fails to meet the Minimum Annual Performance Goal for any of the Measurement Periods set forth on Exhibit B unless such failure is reasonably attributable to the inability of Pacira to provide sufficient quantities of Product to Master Distributor’s customers in the Territory during the applicable Measurement Period.

(e)	Voluntary abandonment of the business by Master Distributor as determined by a totality of the circumstances;

(f)	Conviction or a plea of guilty or no contest to a felony charge of violating any law relating to Master Distributor’s business;

(g)	Any act of Master Distributor which materially impairs the goodwill associated with Pacira’s name, trademark, trade name, service mark, logotype, or other commercial symbol;

(h)
Any material change of senior management, sales personnel or ownership of Master Distributor which in the reasonable opinion of Pacira adversely impacts the performance of Master Distributor’s obligations hereunder; or

(i)
Failure of Master Distributor to materially comply with Pacira’s sales policies and procedures, as provided to Master Distributor in writing; provided, however, this right of Pacira to terminate the Agreement shall only apply if Master Distributor does not cure such failure within [**] following notice thereof from Pacira.

8.04	Pacira shall have the right to terminate this Agreement without cause effective September 30, 2016 provided that Pacira delivers written notice of such election to terminate on or before [**].

8.05	Notice of termination of this Agreement, or election not to renew, shall be in writing and shall be sent to the other party:

If to Pacira:    Pacira Pharmaceuticals, Inc.
5 Sylvan Way
Parsippany, NJ 07054
Attn: David Stack, President and CEO

With a copy to:
Pacira Pharmaceuticals, Inc.
5 Sylvan Way
Parsippany, NJ 07054
Attn: Kristen Williams, Corporate Counsel

If to Master Distributor:    Crosslink BioScience, LLC
3300 NE Expressway
Building 7
Atlanta, GA 30341
Attn: Thomas Fleetwood and Gordon Ford

With a copy to:
Richard L. Haury, Jr., Esq.
Sr. VP/General Counsel
Master Distributor Life Sciences, LLC
3300 Northeast Expressway
Building 7
Atlanta, GA 30341

or to such other address as may be specified in a notice similarly sent. All notices shall be deemed given when received.

8.06
Upon termination of this Agreement all promotional material, sales bulletins, advertising literature and other written information relating to the Product in possession of Master Distributor and any Sub-Distributor shall at such time be returned to Pacira.

8.07	[**]

8.08
Upon the expiration or termination of this Agreement, each Party shall (i) return to the other Party all Confidential Information of the other Party that is in its possession; (ii) Master Distributor shall cease the promotion of the Product and return all Promotional Materials to Pacira; (iii) Pacira shall pay to Master Distributor any Performance based Payments earned up throughout the date of termination or expiration and (iv) the mutual rights and obligations of the Parties hereunder shall forthwith terminate; provided however, that the provisions of Sections 2.06, 2.07, 2.08, 2.12, 2.13, 2.15, 3.03,3.04, 4.01,6, 7.03,8.06,8.07,8.08, 11.01,11.02,11.08,11.09, 11.10 and Exhibit C shall survive any such expiration or termination of this Agreement as necessary to give full force and effect hereto or thereto, and such termination or expiration shall not terminate or otherwise affect any right or obligation accruing hereunder prior to such expiration or termination, or accruing thereafter in respect of any event occurring prior thereto.

9.	REPRESENTATIONS AND WARRANTIES; COVENANTS

9.01	Each Party hereby represents and warrants to the other Party as follows:

9.01.2
Such Party has all requisite corporate or company power and authority to enter into this Agreement and to perform the services contemplated hereunder (including, in the case of Master Distributor, the promotion of the Product hereunder).

9.01.3
All actions on the part of such Party, the board of directors or managers of such Party and the equity holders or members of such Party necessary for (i) the authorization, execution, delivery and performance by such Party of this Agreement, and (ii) the consummation of the transactions contemplated hereby, having been duly taken. This Agreement is legally valid and binding obligations of such Party, enforceable against such Party in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

9.01.4
None of the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby, or the fulfillment by such Party of the terms hereof or thereof, will (with or without notice or passage of time or both): (i) conflict with or result in a breach of any provision of the certificate of incorporation, by-laws, operating agreement or other governing documents of such Party, (ii) result in a default, constitute a default under, give rise to any right of termination, cancellation or acceleration, or require any consent or approval (other than approvals that have been obtained) under any of the terms, conditions, or provision of any material note, bond, mortgage, indenture, loan, arrangement, license, agreement, lease or other instrument or obligation to which such Party is a party or by which its assets may be bound, or (iii) violate any law or regulation applicable to such part or any of its assets.

9.01.5
There is no action, suit, proceeding or investigation pending or, to such Party’s knowledge, currently threatened, against such Party that questions the validity of this Agreement or the right of such Party to enter into this Agreement, or to consummate the transactions contemplated hereby, nor does such Party have knowledge that there is any basis for the foregoing. Such Party is not a Party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority, which would adversely affect its rights or obligations hereunder or the transactions contemplated hereby. All consents, approvals, qualifications, orders or authorizations of, filings with, or notices to any Governmental Authority or any other third party required in connection with (i) such Party’s valid execution, delivery or performance of this Agreement, and (ii) the consummation of any other transaction contemplated on the part of such Party hereby have been obtained, made or given.

9.01.6
Such Party is not in violation of any law or regulation, which violation could reasonably be expected to affect such Party’s performance of its obligations hereunder, and, without limiting the generality of the foregoing, such Party holds each of the licenses, permits, approvals or authorizations necessary with respect to its current business and operations (and its right and obligations contemplated hereby) in compliance with all laws and regulations except where the absence thereof does not materially impact the ability of such Party to perform its obligations hereunder.

9.01.7	Such Party has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

9.02	In addition to those representations and warranties of Master Distributor set forth above, Master Distributor further represents, warrants and covenants to Pacira as follows:

9.02.2
Master Distributor has, and will at all times during the term of this Agreement have, in all material respects, the requisite expertise, experience and skill to Promote the Product and that it shall cause the services to be performed hereunder by all affiliates, employees and/or agents or Sub-Distributors of Master Distributor to be performed, in all material respects, in a competent, efficient and professional manner.

9.02.3
Neither Master Distributor nor any person employed or retained by Master Distributor or any Sub Distributor in connection with any work to be performed for or on behalf of Pacira has been debarred under Section 306(a) or (b) of the Food Drug and Cosmetic Act, 21 U.S.C.§ 301 et seq. as it may be amended from time to time and no debarred person will in the future be employed by Master Distributor or any Sub Distributor in connection with any work to be performed for or on behalf of Pacira. If at any time after execution of this Agreement, Master Distributor becomes aware that Master Distributor or any person employed by Master Distributor or any Sub Distributor in connection with any work to be performed for or on behalf of Pacira shall become or shall be in the process of being debarred, Master Distributor hereby agrees to so notify Pacira immediately in writing and immediately take steps to prevent such person from performing any of the services contemplated by this Agreement, it being understood that if appropriate and prompt disciplinary action is taken and there is no material adverse effect on Pacira or its operations as a result of such person’s actions, then Master Distributor shall be deemed to have cured any potential breach of this Agreement caused by such person’s actions.

9.03	EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING FITNESS FOR PURPOSE INTENDED OR MERCHANTABILITY, WHETHER EXPRESS OR IMPLIED.

9.04	The representations and warranties of each Party set forth in this Section 9 shall survive until the expiration of the Term.

10.	DISPUTES

10.01
The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within [**] after such notice is received. Said designated senior officials are as follows:

For Master Distributor:    Chief Executive Officer, or its designee
For Pacira:    Chief Executive Officer, or its designee
In the event the designated senior officials are not able to resolve such dispute within the [**] period, either Party may invoke the provisions of Section 10.02. Failure to invoke Section 10.02 may cause the Agreement to be subject to an assertion of termination.

10.02
Subject to Section 10.1, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules with the arbitration taking place in New Jersey. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the State of New Jersey. The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

11.	GENERAL PROVISIONS

11.01	The failure of either party to exercise any of the provisions of this Agreement shall not be construed as a waiver of such provisions, at any future time, during the Term of this Agreement.

11.02	This Agreement shall be binding upon the parties hereto and their respective representatives, heirs, successors and assigns.

11.03
It is expressly recognized by Pacira and Master Distributor that this Agreement is based upon Pacira’s reliance on senior management of Master Distributor and, therefore, this Agreement may not be assigned or transferred without prior written approval of Pacira. Any change of control or merger of Master Distributor shall constitute an assignment for purposes of this Section 11.03. Notwithstanding the foregoing and except as otherwise stated in Section 2.02, Master Distributor may engage the services of independent contractors to promote the sale of Product with respect to portions of the Territory, but only after each such independent contractor has been presented to Pacira for approval, which approval shall not be unreasonably withheld.

11.04
THIS AGREEMENT, INCLUDING EXHIBITS A, B AND C ATTACHED HERETO AND INCORPORATED HEREIN AS AN INTEGRAL PART OF THIS AGREEMENT, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS AGREEMENTS BY AND BETWEEN PACIRA AND MASTER DISTRIBUTOR AS WELL AS ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT. MASTER DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS, ORAL OR WRITTEN, NOT EXPRESSLY CONTAINED HEREIN.

11.05	No modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties.

11.06
No liability shall result from delay in performance or nonperformance caused by Force Majeure or circumstances beyond the reasonable control of the party affected, including, but not limited to, acts of God, fire, flood, war, embargo, terrorism, any United States government regulation, director or request, accident, labor trouble or shortage thereof or inability to obtain material equipment or transport.

11.07
Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement and any ancillary agreements without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure and provide a copy of this Agreement and any ancillary agreements to the extent required by applicable Law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure. Notwithstanding the foregoing, either Party may disclose to a third party the existence or terms or any other matter of fact regarding this Agreement and any ancillary agreements and provide a copy of this Agreement and any ancillary agreements without the prior written consent of the other Party: (i) pursuant to, and in accordance with, any existing contractual obligations with such party or (ii) if such Third Party is an investor or a prospective investor, purchaser, partner, lender, or other potential financing source, Sub-Distributor or potential Sub-Distributor (or a representative of any of the foregoing) who is obligated in writing to keep such information confidential.

11.08
The parties intend that this Agreement be construed consistently with the laws of the State of New Jersey. If there is a provision herein which is invalid under applicable law or inconsistent with applicable law, it shall either not be enforced or shall be enforced as if amended so as to be consistent with applicable law; but the remainder of the Agreement shall be fully enforceable as written. All disputes shall be resolved in accordance with New Jersey State law.

11.09	The Parties do not intend this Agreement to create any third party beneficiaries.

11.10
Neither Pacira nor Master Distributor (which for the purposes of this Section 11 shall include their respective affiliates, directors, managers, officers, employees, consultants, equity holders, representatives and agents) shall have any liability to the other for any punitive damages, special, incidental, consequential or indirect damages, relating to or arising from the loss of commercial or business opportunity, revenue or profit, in connection with or arising out of this Agreement, even if such damages may have been foreseeable; provided that such limitation shall not apply in the case of (a) fraud, (b) intentional misconduct and (c) any damages (including, without limitation, the types enumerated in this Section 11.10) claimed by or paid to a third party in connection with a third party claim.

11.11	This Agreement may be executed in any number of counterparts each of which will be deemed an original and all of which taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed this Agreement, effective as of the Effective Date.

PACIRA PHARMACEUTICALS, INC.
By: /s/ David Stack

Its: President, CEO

Date: March 11, 2013

CROSSLINK BIOSCIENCE, LLC
By: /s/ Thomas Fleetwood

Its: President

Date: March 11, 2013

EXHIBIT A

THE TERRITORY
The Territory during the Pilot Period shall consist of those geographic regions in the United States as agreed to by Master Distributor and Pacira and those target accounts in such geographic regions which agreed upon target accounts shall be set forth on a list prepared by Master Distributor. Master Distributor shall focus its initial selling efforts on such target accounts. During the Pilot Period, the parties shall also discuss and agree on the number of Sub Distributors in certain regional markets recommended by the Master Distributor. Master Distributor and Pacira may expand this list of Master Distributor target accounts and Sub Distributors at any time.
Attached hereto as Schedule A-1 is a list of Pacira’s “Carved-Out Accounts” that are assigned under contract to third parties other than the Master Distributor as of the Effective Date. Carved Out Accounts shall also include [**]. During the Pilot Period, Master Distributor shall not promote the Product to any of the Carved Out Accounts set forth on Schedule A-1 and no Performance Based Payments will be paid to Master Distributor for any sales to a Carved Out Account.
In the event this Agreement is not terminated by Pacira as provided in Section 8.01, during the Subsequent Period, the Territory shall be the United States of America. Within [**] following the expiration of the Pilot Period, the parties will meet and review the performance of Master Distributor or any Sub Distributors during the Pilot Period on a territory by territory basis and thereafter agree on the business plan and operational role out of additional Sub Distributors in the Territory for the first year of the Subsequent Period (10/1/13 – 9/30/14). Thereafter, Master Distributor and Pacira shall schedule [**] meetings to discuss the ongoing promotion of the Product and agree on the Master Distributor target list within the Territory so as to align resources to maximize the sales of Product in the Territory..
Master Distributor shall not promote the Product to any Carved Out Accounts set forth on Schedule A-1 and no Performance Based Payments will be paid to Master Distributor for any sales to such Carved Out Accounts.

EXHIBIT A -1

SCHEDULE A-1

CARVED OUT ACCOUNTS
*[**]
[**]

SCHEDULE A-1 - 1 -

EXHIBIT B
PERFORMANCE GOALS
(QUOTAS)
Annual Territory Minimum and [**] (quotas) for orthopedic and spine surgeries, expressed in total net sales of the Product and boxes during [**] following the Pilot Period are scheduled below. Achievement is based upon [**] in the given measurement period:

Measurement Period	Minimum Performance Goal	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

The above box configuration being [**] vials. The vial size is [**].
Note that in calculating achievement of the above quotas, Master Distributor shall receive [**] for all boxes of Product for which a Performance Based Payment was made.

EXHIBIT B -1-

EXHIBIT C
PERFORMANCE BASED PAYMENTS
Master Distributor shall be entitled to be paid Performance Based Payments for sale of the Product in the Territory as follows:
1.    Master Distributor shall be entitled to a Performance Based Payment and Pacira shall pay such Performance Based Payments for all reported orthopedic and spine surgery uses of Product in the Territory on or after April 1, 2013.
2.     The Performance Based Payment shall be [**] for each box of Product. The current selling configuration is [**] vials to a box. The vial size is [**].
(a)    Master Distributor shall report to Pacira by the [**] following the end of [**],[**] actual documented usage in vials by target account in the Territory for orthopedic and spine surgeries (the “[**] Report”). The [**] Report shall contain the date of use, name of surgeon, type of surgery, vials used and Product Lot # (if available). For the purposes of calculating the Performance Based Payments, vials will be converted to boxes by Pacira. If the number of total Product vials in a box changes during the Term of this Agreement, the above calculation for Performance Based Payments shall be proportionally adjusted to reflect such change, effective as of the date of such change.
(b)    During the Pilot Period for the purposes of calculating the Performance Based Payment amount, Pacira shall increase the reported actual documented vial usage by [**] as a “Usage Adjustment Factor” to capture by account any additional estimated usage of vials of Product resulting from the Master Distributor’s selling efforts. By way of example, [**]. On a [**] basis, Pacira has the right, but not the obligation, to modify the “Usage Adjustment Factor” (but not below [**] of actual usage), on an account by account basis, based on prior period capture rates. For example, [**]. For the avoidance of doubt, the “Usage Adjustment Factor” may be modified, by account, and by [**], at the sole discretion of Pacira, provided only that the “Usage Adjustment Factor” represents Pacira’s good faith effort to estimate actual sales resulting from Master Distributor selling efforts and in no event shall the Usage Adjustment Factor for an account fall below [**].
(c)     Within [**] of the end of the Pilot Period the Parties shall agree on the “Usage Adjustment Factor” for the next preceding [**]. Thereafter the Usage Adjustment Factor shall be determined on a [**] basis by the [**] reviews and adjustments as agreed will continue for [**] of the Subsequent Period [**]. Thereafter the Usage Adjustment Factor shall be adjusted [**] for the balance of the Agreement with the review and adjustment agreed by the [**]. For purposes of developing each Subsequent Period’s Usage Adjustment Factor, the Parties shall review, evaluate and discuss all actual sales of Product in the Territory.
(d)    Master Distributor shall not be entitled to any Performance Based Payments for any sales in the Territory to Carved-Out Accounts.

Exhibit C -1-

(e)    [**].
(f)    in the event Pacira implements a sales price increase for a box of Product, the above Performance Based Payments per box [**] shall be increased by the same percentage increase in the sales price, effective as of the date of such sales price increase.
(g)    in the event Pacira introduces an alternative selling configuration (such as changing the number of vials in a box or the size of the vial from [**]) (an “Alternative Product Configuration”), Pacira shall notify Master Distributor of the introduction of the Alternative Product Configuration and the pricing for such Alternative Product Configuration. In such event, the Performance Based Payment shall be adjusted to provide Master Distributor with the same proportionate share of the net selling price of the Alternative Product Configuration as currently being paid to Master Distributor for sales of Product hereunder. [**].
3.     Upon notice to the Master Distributor, Pacira shall have the right to audit all uses of the Product reported by the Master Distributor during the Term. Master Distributor shall make available all records and documents requested by Pacira in order to enable the completion of the audit. If the results of such audit indicates any overpayment to the Master Distributor such overpayment shall be promptly refunded by the Master Distributor. If the results of such audit indicates an underpayment such underpayment shall promptly be paid to the Master Distributor
4.Performance Based Payments earned shall be paid [**] to the Master Distributor as follows:
(a)    Master Distributor will submit the [**] Report to Pacira. Pacira shall promptly report back to Master Distributor if in any situation the account usage of vials as reported exceeds purchases by the account (after taking into account any inventory of Product that such account may have previously had on hand during such [**] reporting period). In such an occurrence Pacira shall reduce such reported amounts for this account only to no more than what has been ordered by such account in the period.
(b)    Within [**] for which the Performance Based Payments are earned, Pacira shall pay to Master Distributor, [**], the Performance Based Payments so calculated and follow up with all backup supporting the calculations.

5.
If this Agreement is terminated, Pacira shall pay Master Distributor all Performance Based Payments to which Master Distributor is entitled hereunder by reason of sales made prior to the Termination Date.

6.
A “sale” made prior to the Termination Date means a binding contract created by a specific offer to purchase, which has been accepted by Pacira by the actual shipment of Product prior to the Termination Date. Pacira, from time to time, enters into supply agreements which call for issuance of blanket purchase orders or otherwise contemplate Pacira supplying Product, but which do not obligate the purchaser to purchase any particular Product or guaranty of Products and which does not release Product for delivery. Such agreements even if entered into prior to the Termination Date or prior to the end of the notification period

EXHIBIT C -2-

do not constitute sales made prior to the Termination Date for purposes of determining the amount of the Performance Based Payment.

EXHIBIT C -3-